1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/apartment

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Gus Remppies Appointed President of Grubb & Ellis Apartment REIT

SANTA ANA, Calif. (March 17, 2010) – Grubb & Ellis Apartment REIT, Inc. today announced that its board of directors has appointed Gustav G. “Gus” Remppies president of the company, effective immediately. Stanley J. “Jay” Olander, who had served as president since April 2007, will continue to serve as chief executive officer and chairman of the board.

“Gus Remppies has been a recognized authority in the multifamily real estate sector for decades and I couldn’t be more pleased to have him assume the presidency of Grubb & Ellis Apartment REIT,” said Olander. “His experience and proven track record are exceptionally valuable to our company and, more importantly, to our investors.”

Remppies has specialized in the multifamily housing sector for more than 23 years. Prior to being named president, Remppies had served as executive vice president and chief investment officer of Grubb & Ellis Apartment REIT since its formation in 2005. From 1995 to 2005, he served in various executive capacities with Cornerstone Realty Income Trust, where he oversaw the acquisition and development of approximately 30,000 apartment units and the placement of more than $500 million in both secured and unsecured debt with a variety of lenders. Remppies has been involved in the formation and senior management of four other non-traded REITs, all of which have had successful liquidation events for investors.

About Grubb & Ellis Apartment REIT
Grubb & Ellis Apartment REIT, Inc. is a publicly registered, non-traded real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments.  Grubb & Ellis Apartment REIT is seeking to raise up to approximately $1 billion in equity and to acquire a diversified portfolio of apartment communities with stable cash flows and growth potential in select U.S. metropolitan markets.  Grubb & Ellis Apartment REIT offers a monthly distribution of 6 percent per annum and has acquired a geographically diverse portfolio of 13 apartment properties valued at approximately $341 million, based on purchase price.

Grubb & Ellis Apartment REIT is sponsored by Grubb & Ellis Company (NYSE: GBE). Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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